UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SILVER SPRING NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2017

To our stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Silver Spring Networks, Inc. The meeting will be held on Thursday, May 25, 2017 at 2:00 p.m. (Pacific Time). We are pleased to announce that the annual meeting will be held as a virtual meeting via a live interactive audio webcast on the Internet. You will be able to attend, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/ssni2017.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On or about April 14, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2016. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to request a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We hope you are able to attend the meeting.

Sincerely,

Michael Bell
President, Chief Executive Officer and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2017:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 ARE AVAILABLE AT HTTP://IR.SSNI.COM/PROXYMATERIALS

SILVER SPRING NETWORKS, INC.

230 W. Tasman Drive

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Silver Spring Networks, Inc. (the “Company”) will be held on Thursday, May 25, 2017 at 2:00 p.m. (Pacific Time) via a live interactive audio webcast on the Internet.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect three Class I directors of the Company, each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 27, 2017 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our San Jose offices for examination by any stockholder for any purpose relating to the meeting.

Your vote as a Silver Spring Networks, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you may contact our transfer agent, Computershare, through their website at www.computershare.com or by phone at (877) 373-6374.

By Order of our Board of Directors,

Richard S. Arnold, Jr.
General Counsel and Secretary

San Jose, California

April 14, 2017

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

SILVER SPRING NETWORKS, INC.

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

i

Section 16(a) Beneficial Ownership Reporting Compliance	28
Available Information	28
“Householding” – Stockholders Sharing the Same Last Name and Address	28
COMMUNICATIONS WITH THE BOARD OF DIRECTORS	29
OTHER MATTERS	29

ii

SILVER SPRING NETWORKS, INC.

230 W. Tasman Drive

San Jose, California 95134

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

April 14, 2017

GENERAL PROXY INFORMATION

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the Board of Directors of Silver Spring Networks, Inc. (“we”, “us”, “our” or the “Company”) for use at our 2017 Annual Meeting of Stockholders (the “meeting”) to be held virtually via a live interactive audio webcast on the Internet on Thursday, May 25, 2017 at 2:00 p.m. (Pacific Time), and any adjournment or postponement thereof. If you held shares of our common stock on March 27, 2017 (the “record date”), you are invited to attend the meeting at www.virtualshareholdermeeting.com/ssni2017 and vote on the proposals described in this proxy statement.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 14, 2017, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to request a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on March 27, 2017, the record date, are entitled to vote at the meeting. At the close of business on March 27, 2017, we had 53,071,703 shares of common stock outstanding and entitled to vote. The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on March 27, 2017, the record date. You may vote all shares owned by you as of March 27, 2017, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on March 27, 2017 your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote through the Internet, by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on March 27, 2017 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” all of the nominees, “WITHHOLD” your vote for all of the nominees, or “FOR” all of the nominees except for any of the nominees that you specify. Approval of Proposal 2 will be obtained if the number of votes cast “FOR” such proposal at the meeting exceeds the number of votes “AGAINST” such proposal. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal 1. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR all of the Class I directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

●	vote through the Internet or by telephone – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on May 24, 2017;

●	vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided; or

●	vote by Internet during the meeting – instructions on how to attend and vote at the meeting are described at www.virtualshareholdermeeting.com/ssni2017. If a stockholder attends the meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/ssni2017, then any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts during the meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

Submitting your proxy (whether through the Internet, by telephone or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees, “WITHHOLD” your vote for all of the nominees, or “FOR” all of the nominees except for any of the nominees that you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by telephone. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet or by telephone. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by us. Following the original mailing of the soliciting materials, we and our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials, vote through the Internet and/or attend the meeting through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

●	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

●	signing and delivering a proxy bearing a later date;

●	voting again through the Internet or by telephone; or

●	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

●	view our proxy materials for the meeting through the Internet; and

●	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.ssni.com, by clicking on “Corporate Governance,” and then looking under the heading “Governance Documents.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board of Directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its Chairman in any way that it considers in the best interests of our company, and that the Nominating and Governance Committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations to our Board of Directors with respect thereto as the Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of Chairman and Chief Executive Officer are held by the same person, the independent directors shall designate a “Lead Independent Director.”

Our Board of Directors determined that our company and our stockholders are best served by having Scott Lang serve as Chairman and Peter Van Camp serve as Lead Independent Director.

Mr. Lang led our company as Chief Executive Officer for over ten years until September 2015, during which time our business grew substantially. Our Board of Directors believes that Mr. Lang’s history as Chief Executive Officer gives him unique and in-depth knowledge of our networking platform and solutions, operations, customers and competition, making him well qualified to lead our Board of Directors.

The role given to the Lead Independent Director helps ensure a strong independent and active Board of Directors given that Mr. Lang continues to be an executive officer of our company in his role as Executive Chairman. Our Lead Independent Director’s duties include, among other things, the nonexclusive authority to preside over meetings of the non-executive directors of our Board of Directors, to supervise the self-evaluations of directors and our Board of Directors’ determination of the independence of its directors, and to hold such other powers and carry out such other duties as are granted to the Lead Independent Director of our Board of Directors. Mr. Van Camp was appointed as Lead Independent Director in September 2015.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole with the assistance of the Audit Committee, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. In addition to evaluating enterprise risk issues generally, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and reviews the steps management has taken to monitor or mitigate compensation-related risk exposures.

Independence of Directors

Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange, or NYSE. These provide that a director is independent only if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board of Directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, our Board of Directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent as determined under the rules of the NYSE:

Thomas R. Kuhn	Peter Van Camp
Jonathan Schwartz	Warren M. Weiss
Richard A. Simonson	Thomas H. Werner
Laura D. Tyson

Committees of our Board of Directors

Our Board of Directors has established three standing committees, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each standing committee are available, without charge, upon request in writing to Silver Spring Networks, Inc., 230 W. Tasman Drive, San Jose, California 95134, Attn: General Counsel or by clicking on “Corporate Governance” in the investor relations section of our website, http://ir.ssni.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Mr. Simonson, who is the chair of the Audit Committee, and Messrs. Schwartz and Van Camp. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Mr. Simonson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. The designation does not impose on Mr. Simonson any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Audit Committee, among other things:

●	selects a firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helps to ensure the independence of the independent registered public accounting firm;

●	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and that firm, our interim and year-end operating results;

●	develops procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

●	considers the adequacy of our internal accounting controls and audit procedures;

●	approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm; and

●	reviews, and where appropriate approves, proposed related party transactions.

Compensation Committee

Our Compensation Committee is comprised of Mr. Werner, who is the chair of the Compensation Committee, and Messrs. Schwartz and Weiss. The composition of our Compensation Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

●	reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers;

●	reviews and recommends to our Board of Directors the compensation of our directors;

●	reviews and approves the terms of any material agreements with our executive officers;

●	administers our stock and equity incentive plans;

●	reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

●	establishes and reviews our overall compensation philosophy.

Nominating and Governance Committee

Our Nominating and Governance Committee is comprised of Mr. Kuhn, who is the chair of the Nominating and Governance Committee, and Dr. Tyson. The composition of our Nominating and Governance Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Our Nominating and Governance Committee, among other things:

●	identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;

●	conducts searches for appropriate directors;

●	evaluates the performance of our Board of Directors;

●	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

●	reviews the Code of Business Conduct and recommends any revisions to the Board of Directors;

●	reviews developments in corporate governance practices; and

●	evaluates the adequacy of our corporate governance practices and reporting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2016 were Messrs. Schwartz, Weiss and Werner. None of the members of our Compensation Committee in 2016 was at any time during 2016 or at any other time an officer or employee of Silver Spring Networks, Inc. or any of its subsidiaries, and none had or have any relationships with Silver Spring Networks, Inc. that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2016.

Board and Committee Meetings and Attendance

During 2016, (1) our Board of Directors held four regular meetings, six special meetings and acted by unanimous written consent one time, (2) the Audit Committee held six regular meetings, two special meetings, and acted by unanimous written consent two times, (3) the Compensation Committee held four regular meetings, one special meeting, and acted by unanimous written consent eight times, and (4) the Nominating and Governance Committee held four regular meetings. During 2016, each member of our Board of Directors participated in at least 75% of the aggregate of all meetings of our Board of Directors and the aggregate of all meetings of committees on which such member served, that were held during the period in which such director served during 2016.

Board Attendance at Annual Stockholders’ Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. At our 2016 Annual Meeting of Stockholders, all of the directors who were on the Board of Directors as of the date of the meeting attended the meeting with the exception of Mr. Kuhn.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, currently Mr. Van Camp, is the presiding director at these meetings.

Code of Business Conduct

We have adopted a code of business conduct that applies to all of our directors, officers and employees. Our Code of Business Conduct is posted on the investor relations section of our website located at http://ir.ssni.com, by clicking on “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to our Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Governance Committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, members of senior management, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee considers stockholder recommendations for director candidates. The Nominating and Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

●	Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to our Board of Directors.

●	If a stockholder would like to recommend a director candidate for the next annual meeting, he, she or it must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not less than 75 or more than 105 days prior to the first anniversary of the previous year’s annual meeting.

●	Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

●	The Nominating and Governance Committee considers nominees based on our need to fill vacancies or to expand our Board of Directors, and also considers our need to fill particular roles on our Board of Directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

●	The Nominating and Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating and Governance Committee seeks nominees on the basis of, among other things, independence, character and integrity, professional and technical skills, financial and other expertise, breadth of experience, knowledge about our business or industry, diversity and willingness and ability to devote adequate time and effort to responsibilities of our Board of Directors, other areas that are expected to contribute to our Board of Directors’ overall effectiveness and needs of our Board of Directors and its committees. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. In addition, while the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Nominating and Governance Committee values members who represent diverse viewpoints. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating and Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating and Governance Committee submits its chosen nominees to our Board of Directors for approval. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors and is divided into three classes with each class serving for a three year term, and with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2018 and 2019, respectively. At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the three Class I nominees named below be elected as a Class I director for a three-year term expiring at the 2020 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Information Regarding Nominees and Continuing Directors

Nominees to our Board of Directors

The nominees, and their ages and length of service on our Board of Directors as of March 31, 2017, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Name of Director Nominee	Age	Director Since
Scott A. Lang	54	September 2004
Warren M. Weiss(1)	60	November 2003
Thomas H. Werner(1)	57	March 2009

(1)	Member of the Compensation Committee

Scott A. Lang has served as the Chairman of our Board of Directors since September 2004 and he has served as our Executive Chairman since September 2015. From September 2004 until September 2015, Mr. Lang served as our President and Chief Executive Officer. Prior to joining us, from 1988 to 2004 Mr. Lang worked at Perot Systems, a provider of information technology services and business solutions, most recently as Vice President of the Strategic Markets Group. Mr. Lang holds a B.S. in Business Administration from the University of Mississippi with a minor in Computer Science, and was a graduate of the Advanced Executive Program from The Kellogg School of Management at Northwestern University. Mr. Lang’s history as our Chief Executive Officer for over 10 years gives him unique and in-depth knowledge of our networking platform and solutions, operations, customers and competition providing valuable insight to our Board of Directors. He also brings his extensive experience as a senior executive in the information technology and business solution industries into deliberations regarding our strategy and operations.

Warren M. Weiss has served as a director since November 2003 and as Lead Independent Director from February 2011 until September 2015. Mr. Weiss has been a general partner of Foundation Capital, LLC, since October 2002. From July 2002 to October 2002, Mr. Weiss worked as an independent consultant, and from November 1999 to July 2002, he was the President and Chief Executive Officer at Asera Inc., a real-time software solutions provider. Mr. Weiss also serves as a board member of several private companies. Mr. Weiss holds a B.S. in Law Enforcement from Western Illinois University. As a director since 2003, and with his experience on several other boards of directors and industry experience, Mr. Weiss contributes his deep experience with our business and broader industry trends and best practices to our management team and Board of Directors.

Thomas H. Werner has served as a director since March 2009. Mr. Werner has served as the President and Chief Executive Officer and a member of Board of Directors of SunPower Corporation since June 2003 and was appointed Chairman of the Board of Directors of SunPower Corporation in May 2011. Prior to joining SunPower Corporation, Mr. Werner served as Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. Mr. Werner also serves as a board member of Cree, Inc. and one private company and is on the Board of Trustees at Marquette University. Mr. Werner holds a B.S. in industrial engineering from the University of Wisconsin, Madison, a B.S. in electrical engineering from Marquette University and an M.B.A. from George Washington University. Mr. Werner is an experienced chief executive officer of a publicly traded alternative energy company and brings to our Board of Directors technical expertise, significant executive leadership and operational management experience gained at businesses in the technology sector, and the green technology industry in particular.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages and length of service on our Board of Directors as of March 31, 2017, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our directors that led to the conclusion that such director should serve as a member of our Board of Directors at this time.

Name of Director	Age	Director Since
Class II Directors - Terms Expiring 2018:
Michael Bell	50	September 2015
Jonathan Schwartz(1)(2)	51	April 2011
Peter Van Camp(1)	61	November 2013

Class III Directors - Terms Expiring 2019:
Thomas R. Kuhn(3)	70	February 2005
Richard A. Simonson(1)	58	October 2009
Laura D. Tyson(3)	69	June 2009

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

Michael Bell has served as our President, Chief Executive Officer and member of our Board of Directors since September 2015. From July 2010 until September 2015, Mr. Bell served in multiple Vice President/Corporate Vice President roles at Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, including for the New Devices Group from June 2013 until April 2015, the Mobile and Communications Group from January 2012 until June 2013, and the Ultra Mobility Group from July 2010 until January 2012. Prior to joining Intel, Mr. Bell served as Senior Vice President, Product Development at Palm, Inc., a mobile products company, from December 2007 until July 2010. From September 2000 to December 2007, Mr. Bell was the Vice President, CPU Software at Apple Inc., a provider of personal computing devices and related software and peripherals. Mr. Bell also serves on the board of directors of iRobot Corporation, a provider of robotic technology-based solutions. Mr. Bell holds a B.S. in mechanical engineering from the University of Pennsylvania. As our President and Chief Executive Officer, Mr. Bell is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as a member of our Board of Directors brings management’s perspective of our company into our Board of Directors’ business discussions.

Jonathan Schwartz has served as director since April 2011. Since April 2010, Mr. Schwartz has served as Chief Executive Officer of Care Zone, Inc., an internet service for family caregivers. From 1996 to February 2010, Mr. Schwartz served in various capacities at Sun Microsystems, Inc. prior to its acquisition by Oracle Corporation, including from April 2006 to February 2010 as Chief Executive Officer and a member of the board of directors. Prior to working at Sun, Mr. Schwartz was the founder, President and Chief Executive Officer of Lighthouse Design, Ltd., a software company, which was acquired by Sun in 1996, and he began his career with McKinsey & Company, Inc. Mr. Schwartz currently serves on the board of directors of Verifone Systems, Inc., a provider of point of sale electronic payment solutions. He also served as a director of Taleo Corporation, a software company, from August 2010 to April 2012. Mr. Schwartz holds a B.A. in Mathematics and Economics from Wesleyan University. Mr. Schwartz’s experience as the Chief Executive Officer of Sun, a global networking company, and his deep technology experience provide a valuable perspective to our Board of Directors.

Peter Van Camp has served as director since November 2013 and as Lead Independent Director since September 2015. Since April 2007, Mr. Van Camp has served as Executive Chairman of Equinix, Inc., a global data center company, where he also served as Chief Executive Officer from May 2000 to April 2007. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as President of Internet Markets and as President of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was President of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from October 1982 to May 1995. Mr. Van Camp also served as a director of Packeteer, Inc., a public company, previously during the past five years. Mr. Van Camp holds a B.S. in Accounting with a concentration in Computer Science from Boston College. We believe that Mr. Van Camp’s long history at Equinix and understanding of the complexities of delivering and managing customer networks and infrastructure provide a valuable perspective to our Board of Directors.

Thomas R. Kuhn has served as a director since February 2005. Since 1990 Mr. Kuhn has served as the President of the Edison Electric Institute. Mr. Kuhn holds a B.A. in Economics from Yale University and an M.B.A. from George Washington University. He also completed the Senior Executive Program at the Stanford University Graduate School of Business. As the President of the Edison Electric Institute, an association of United States shareholder-owned electric companies that represent approximately 70% of the U.S. electric power industry and whose membership also includes approximately 70 international electric companies, Mr. Kuhn brings a valuable perspective of the trends and issues concerning the electric industry and electric companies, both domestically and globally, to our Board of Directors.

Richard A. Simonson has served as a director since October 2009. He is the Chief Financial Officer and Executive Vice President of Sabre Corporation, a technology solutions provider to the global travel and tourism industry, a position he has held since March 2013. From April 2011 until May 2012, Mr. Simonson served as Chief Financial Officer and President, Business Operations of Rearden Commerce, Inc., an e-commerce company. From November 2009 to June 2010, Mr. Simonson has served as Executive Vice President and head of the mobile phones and strategic sourcing devices unit of Nokia Corporation, a manufacturer of mobile devices and a leader in mobile network equipment, solutions and services. From January 2004 until November 2009, Mr. Simonson served as Executive Vice President and Chief Financial Officer of Nokia and from September 2001 until January 2004, Mr. Simonson served as Vice President and Head of Customer Finance of Nokia. He was a Managing Director in the Telecom & Media Investment Banking Group of Barclays Capital from January 2001 to September 2001. Prior to joining Barclays Capital, Mr. Simonson spent 16 years at Bank of America Securities where he held various positions, including Managing Director & Head of Global Project Finance, Global Corporate & Investment Bank in San Francisco and Chicago. Mr. Simonson also serves as a director of Electronic Arts Inc. where he currently serves as Chairman of the Audit Committee. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania. Mr. Simonson is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as chief financial officer at Nokia and senior finance positions with Barclays Capital and Bank of America Securities has provided him with extensive financial and accounting experience, particularly in the areas of accounting principles, financial reporting rules and regulations, as well as in evaluating financial results and generally overseeing the financial reporting process at a public company.

Laura D. Tyson has served as a director since June 2009. Dr. Tyson is a Distinguished Professor of the Graduate School at the University of California at Berkeley, a position she has held since July 2016. She has also been Faculty Director of the Institute for Business and Social Impact at the Walter A. Haas School at the University of California at Berkeley since November 2013, and Chair of the Board of Trustees at the Blum Center on Developing Economies at the University of California at Berkeley since November 2006. She was Professor at the Walter A. Haas School of Business at the University of California at Berkeley from January 2007 to July 2016. She was Dean of London Business School, London, England, from January 2002 until December 2006 and the Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as a National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisors from 1993 to 1995. Dr. Tyson also serves as a board member of AT&T Inc. and CBRE, Inc. Dr. Tyson served as a director of Eastman Kodak Company from May 1997 until December 2011, and as a director of Morgan Stanley & Co. LLC from April 1997 until May 2016. Dr. Tyson holds a B.A. in Economics from Smith College and a Ph.D. in Economics from Massachusetts Institute of Technology. Dr. Tyson’s extensive experience in economics, government relations and international business and affairs, as well as her experience as a director of other large organizations, provides our Board of Directors with a unique perspective. In addition, Dr. Tyson’s experience and achievements as a leader of political and academic organizations provide our Board of Directors a valuable perspective in areas such as executive compensation, strategic planning, risk management and operations.

There are no familial relationships among our directors and officers.

Director Compensation

Our non-employee directors are compensated with a combination of annual cash retainer fees and equity compensation.

Annual Cash Retainer Fees. Our non-employee directors receive the following annual cash retainer fees:

●	$52,000 for general board service;

●	$18,750 for the Lead Independent Director;

●	$25,000 for the chair of our Audit Committee and $12,500 for each of its other members;

●	$16,000 for the chair of our Compensation Committee and $8,000 for each of its other members; and

●	$10,000 for the chair of our Nominating and Governance Committee and $5,000 for each of its other members.

If a non-employee director is elected or appointed at a time of year other than at the annual meeting of stockholders, the amount received is prorated based on length of service remaining until the next annual meeting. In lieu of receiving cash as payment of the annual cash retainer fees, the non-employee directors receive a grant of restricted stock units, with the number of shares determined by dividing the applicable amount of annual cash retainer by the average closing price of our common stock for the 30 consecutive trading days preceding the grant. These restricted stock units vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next annual meeting of stockholders.

Annual Equity Compensation. In addition to an annual cash retainer, our non-employee directors also receive the equivalent of $150,000 in equity compensation annually, which is granted as restricted stock units, with the number of shares determined using the average closing price of our common stock for the 30 consecutive trading days preceding the grant. If the director is elected or appointed at a time of year other than at the annual meeting of stockholders, the amount received is prorated based on length of service remaining until the next annual meeting. Each non-employee director will automatically be granted the equity compensation award immediately following each annual meeting. Each annual restricted stock unit award vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next annual meeting of stockholders. Equity awards granted to non-employee directors accelerate and vest in full in the event of a change of control. The awards have 10-year terms and terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

The following table provides the total compensation for each person who served as a non-employee member of our Board of Directors during 2016. Mr. Bell, our President and Chief Executive Officer, and Mr. Lang, our Executive Chairman, received no compensation for their services as a director, and are not included in this table. The compensation received by Mr. Bell as an employee is presented in “Summary Compensation Table” on page 19.

Director Compensation 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas R. Kuhn	62,000	148,547	2,386	212,933
Jonathan Schwartz	72,500	148,547	1,539	222,586
Richard A. Simonson	77,000	148,547	6,480	232,027
Laura D. Tyson	57,000	148,547	798	206,345
Peter Van Camp	83,250	148,547	—	231,797
Warren M. Weiss	60,000	148,547	—	208,547
Thomas H. Werner	68,000	148,547	—	216,547

(1)	The amounts in this column reflect the dollar amount of fees which such non-employee director earned for his or her annual cash retainer fee. In lieu of paying cash for the annual cash retainer fees, each of the non-employee directors received a grant of restricted stock units, or Cash Retainer RSUs, with the number of shares determined by dividing the applicable amount of annual cash retainer by the average closing price of our common stock for the 30 consecutive trading days preceding the grant. The Cash Retainer RSUs were granted on June 2, 2016, and vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next annual meeting of stockholders. The aggregate grant date fair value of the Cash Retainer RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions, was $61,399, $71,798, $76,254, $56,448, $82,444, $59,419, and $67,341, respectively. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock units granted as the annual equity compensation awards, or Equity RSUs, computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The number of shares granted was determined by dividing the amount of annual equity compensation ($150,000) by the average closing price of our common stock for the 30 consecutive trading days preceding the grant. The Equity RSUs were granted on June 2, 2016, and vest in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next annual meeting of stockholders. Each person who served as a non-employee member of our Board of Directors during 2016 held the following aggregate number of shares of our common stock subject to outstanding stock options and restricted stock units as of December 31, 2016:

Name	Number of Shares Underlying Stock Options Held as of December 31, 2016	Number of Shares Underlying Restricted Stock Units Held as of December 31, 2016
Thomas R. Kuhn	46,038	15,787
Jonathan Schwartz	33,270	16,569
Richard A. Simonson	47,587	16,904
Laura D. Tyson	46,038	15,415
Peter Van Camp	9,299	17,370
Warren M. Weiss	22,723	15,638
Thomas H. Werner	30,640	16,234

(3)	The amounts in this column represent expenses in connection with attendance at Board of Directors’ meetings, including airfare, lodging, ground transportation and meals.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2017. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm as our independent auditors at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Ernst & Young LLP audited our financial statements for the year ended December 31, 2016. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit.

In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services for us during 2015 and 2016. Our Audit Committee has determined that Ernst & Young LLP’s provision of these services, which are described below, does not impair Ernst & Young LLP’s independence from us. The aggregate fees billed for 2015 and 2016 for each of the following categories of services are as follows:

Fees Billed to Silver Spring Networks	2015	2016
Audit fees(1)	$1,956,267	$2,361,974
Audit related fees(2)	—	—
Tax fees(3)	109,767	46,208
All other fees(4)	2,000	2,000
Total fees	$2,068,034	$2,410,182

(1)	“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and advisory services on accounting matters that were addressed during the annual audit and quarterly review.

(2)	“Audit related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

(4)	“All other fees” consist of the aggregate fees billed in each of 2015 and 2016 for products and services provided by Ernst & Young LLP, including subscription for the online library of accounting research literature, other than included in “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 27, 2017 by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors or director nominees;

●	each of our named executive officers; and

●	all of our current directors and executive officers as a group.

Percentage ownership of our common stock is based on 53,071,703 shares of our common stock outstanding on March 27, 2017. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 27, 2017 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Silver Spring Networks, Inc., 230 W. Tasman Drive, San Jose, California 95134.

	Shares Beneficially Owned

Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
Entities affiliated with Foundation Capital(1)	10,483,768	19.8%
Entities affiliated with Waddell & Reed(2)	8,398,053	15.8

Directors and Named Executive Officers:
Michael Bell(3)	165,189	*
Philippe Gaglione(4)	60,140	*
Aysegul Ildeniz(5)	4,645	*
Scott A. Lang(6)	1,076,148	2.0
Thomas R. Kuhn(7)	131,092	*
Jonathan Schwartz(8)	97,389	*
Richard A. Simonson(9)	105,006	*
Laura D. Tyson(10)	98,400	*
Peter Van Camp(11)	63,596	*
Warren M. Weiss(12)	10,562,956	19.9
Thomas H. Werner(13)	102,033	*

All executive officers and directors as a group (16 persons)(14)	13,896,332	25.2

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Consists of 10,307,012 shares of common stock held by Foundation Capital IV, L.P., 84,866 shares of common stock held by FC IV Active Advisors Fund, LLC, 91,204 shares of common stock held by Foundation Capital IV Principals Fund, LLC, and 686 shares of common stock held by Foundation Capital, LLC. Foundation Capital Management Co. IV, LLC is the sole general partner of Foundation Capital IV, L.P. and serves as the manager of FC IV Active Advisors Fund, LLC and Foundation Capital IV Principals Fund, LLC. Foundation Capital, LLC is under common control with Foundation Capital Management Co. IV, LLC. William B. Elmore, Paul R. Holland, Paul G. Koontz, Michael N. Schuh and Warren M. Weiss are managing members of Foundation Capital Management Co. IV, LLC, and may be deemed to share voting and investment power over the shares owned by Foundation Capital IV, L.P., FC IV Active Advisors Fund, LLC, Foundation Capital IV Principals Fund, LLC and Foundation Capital, LLC. Each of the managing members of Foundation Capital Management Co. IV, LLC disclaims beneficial ownership in the shares held by the aforementioned entities except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Foundation Capital is 250 Middlefield Road, Menlo Park, California 94025.

(2)	Information is based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2017 by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell and Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. Consists of 3,501,027 shares held by Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. and 4,897,026 shares held by Ivy Investment Management Company, an investment advisory subsidiary of Waddell & Reed Financial, Inc. Waddell & Reed, Inc. is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company. In turn, Waddell & Reed Financial Services, Inc. is a subsidiary of Waddell & Reed Financial, Inc., a publicly traded company. The address of entities affiliated with Waddell & Reed is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(3)	Consists of (i) 53,210 shares of common stock held by Mr. Bell, (ii) options exercisable for 104,166 shares of common stock within 60 days of March 27, 2017, and (iii) 7,813 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(4)	Consists of (i) 8,890 shares of common stock held by Mr. Gaglione, (ii) options exercisable for 32,500 shares of common stock within 60 days of March 27, 2017, and (iii) 18,750 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(5)	Consists of 4,645 shares of common stock held by Ms. Ildeniz.

(6)	Consists of (i) 59,616 shares of common stock held by Mr. Lang, (ii) 76,248 shares of common stock held by family trusts of which Mr. Lang’s spouse is the trustee, (iii) 81,408 shares of common stock held by a revocable trust of which Mr. Lang is a co-trustee, (iv) options exercisable for 855,361 shares of common stock within 60 days of March 27, 2017, and (v) 3,515 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(7)	Consists of (i) 69,267 shares of common stock held by Mr. Kuhn, (ii) options exercisable for 46,038 shares of common stock within 60 days of March 27, 2017, and (iii) 15,787 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(8)	Consists of (i) 47,550 shares of common stock held by Mr. Schwartz, (ii) options exercisable for 33,270 shares of common stock within 60 days of March 27, 2017, and (iii) 16,569 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(9)	Consists of (i) 40,515 shares of common stock held by Mr. Simonson, (ii) options exercisable for 47,587 shares of common stock within 60 days of March 27, 2017, and (iii) 16,904 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(10)	Consists of (i) 36,947 shares of common stock held by Dr. Tyson, (ii) options exercisable for 46,038 shares of common stock within 60 days of March 27, 2017, and (iii) 15,415 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(11)	Consists of (i) 36,927 shares of common stock held by Mr. Van Camp, (ii) options exercisable for 9,299 shares of common stock within 60 days of March 27, 2017, and (iii) 17,370 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(12)	Includes (i) 40,827 shares of common stock held by Mr. Weiss, (ii) options exercisable for 22,723 shares of common stock within 60 days of March 27, 2017 held by Mr. Weiss, (iii) 15,638 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017 held by Mr. Weiss, and (iv) 10,307,012 shares of common stock held by Foundation Capital IV, L.P., 84,866 shares of common stock held by FC IV Active Advisors Fund, LLC, 91,204 shares of common stock held by Foundation Capital IV Principals Fund, LLC, and 686 shares of common stock held by Foundation Capital, LLC, as reflected in footnote 1 above. Mr. Weiss is a managing member of Foundation Capital Management Co. IV, LLC.

(13)	Consists of (i) 55,159 shares of common stock held by Mr. Werner, (ii) options exercisable for 30,640 shares of common stock within 60 days of March 27, 2017, and (iii) 16,234 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

(14)	Includes (i) options exercisable for 1,955,419 shares of common stock within 60 days of March 27, 2017, and (ii) 171,375 shares of common stock issuable upon the settlement of restricted stock units that vest within 60 days of March 27, 2017.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative provide information about the compensation provided to the following executive officers, to whom we refer collectively in this Executive Compensation section and the accompanying tables as the “named executive officers”:

●	Michael Bell, our President and Chief Executive Officer, or our CEO;

●	Philippe Gaglione, our Executive Vice President, Research and Development; and

●	Aysegul Ildeniz, our Chief Operating Officer.

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and rewarding them for achieving our financial and strategic objectives.

We observe the following core principles in formulating our compensation policies and making compensation decisions:

●	creating a direct and meaningful link between company business results, individual performance, and rewards;

●	providing for significant differentiation in compensation opportunities for performance that is below, at, and above target levels;

●	providing equity awards that establish a clear alignment between the interests of our executive officers and our stockholders;

●	ensuring that compensation plans and arrangements are simple to communicate and understand; and

●	offering total compensation that is competitive and fair.

2016 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2016 and 2015, as applicable.

Name and Principal Position	Fiscal Year	Base Salary ($)		Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)		Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)

Michael Bell	2016	$525,000		—	$487,720	(4)	—		—	—		$1,012,720
President and Chief Executive Officer	2015	172,981	(5)	—	$103,948	(6)	$2,909,675	(7)	$1,965,050	—		5,151,654

Philippe Gaglione	2016	331,795	(8)	$350,000	165,895	(4)	981,750		913,500	—		2,742,940
Executive Vice President, Research and Development

Aysegul Ildeniz	2016	183,333	(9)	125,000	183,613	(4)	1,073,600		865,692	$20,384	(10)	2,451,623
Chief Operating Officer

(1)	The amounts reported in the Bonus column represent cash bonuses paid pursuant to the terms of the named executive officer’s offer letter.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock awards granted to the named executive officers during 2016 and 2015 (if applicable) as computed in accordance with ASC 718. Note that the amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers from the awards.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the named executive officers during 2016 and 2015 (if applicable) as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(4)	Mr. Bell, Mr. Gaglione and Ms. Ildeniz participated in the 2016 Bonus Plan, which consisted of one twelve-month performance period: January 1, 2016 through December 31, 2016. The bonus pool for the performance period was to be funded based on our actual performance as measured against four corporate financial and strategic objectives. These objectives (bookings, billings, non-GAAP operating income, and customer satisfaction) would fund the bonus pool on a sliding scale between a threshold (80%) and target (100%) performance level achievement. For the 2016 Bonus Plan, based on achievement toward the four objectives, our Compensation Committee recommended, and our Board of Directors approved, a bonus award of $487,725 to be paid to Mr. Bell under the 2016 Bonus Plan. Under the terms of the offer letters for each of Mr. Gaglione and Ms. Ildeniz, the bonus awards for 2016 were guaranteed at 100% achievement. Our CEO recommended, and our Compensation Committee approved, bonus awards of $165,897 and $92,666, to be paid to Mr. Gaglione and Ms. Ildeniz, respectively, under the 2016 Bonus Plan. The bonus awards were paid in restricted stock unit awards for shares of our common stock, which were granted on February 22, 2017, and the number of shares granted was determined based on the closing price of our stock on the date of grant. These restricted stock unit awards were immediately vested on the grant date. Amounts reported represent the grant date fair value of the stock awards granted to the named executive officer. In addition, Ms. Ildeniz participated in the sales incentive compensation plan in 2016. The commission for 2016 was guaranteed under the terms of Ms. Ildeniz’s offer letter. Our CEO recommended, and our Compensation Committee approved, a commission payment of $90,959 to Ms. Ildeniz for 2016.

(5)	Mr. Bell became our President and Chief Executive Officer on September 2, 2015. The amount reported reflects Mr. Bell’s salary from the commencement of his employment through December 31, 2015.

(6)	Mr. Bell participated in the 2015 Bonus Plan, which consisted of one twelve-month performance period: January 1, 2015 through December 31, 2015. The bonus pool for the performance period was to be funded based on our actual performance as measured against four corporate financial and strategic objectives. Three of these objectives (billings, non-GAAP operating income, and customer satisfaction) would fund the bonus pool only if the target performance level was achieved. The other objective (bookings) would fund the bonus pool on a sliding scale between threshold (80%) and target (100%) level achievement. Our Compensation Committee retained authority to increase or decrease any of the terms of the 2015 Bonus Plan at any time. For the 2015 Bonus Plan, based on achievement toward the four objectives and our Compensation Committee’s discretion to adjust the terms of the bonuses, our Compensation Committee recommended, and our Board of Directors approved, a bonus award of $103,950 to be paid to Mr. Bell under the 2015 Bonus Plan. In recommending this award, the Compensation Committee exercised its discretion to approve and recommend a higher bonus amount than earned based on actual performance against the four objectives, in order to recognize partial achievement towards the target performance levels in light of the Company’s overall performance in 2015. This bonus amount is less than the amount which would have been earned if the performance levels for all four objectives had been fully achieved. The bonus award was paid in restricted stock unit awards for shares of our common stock on May 10, 2016, and the number of shares granted was determined based on the closing price of our stock on the date of grant. The restricted stock unit award was immediately vested on the grant date. The amount reported represents the grant date fair value of the restricted stock unit award granted to Mr. Bell.

(7)	In 2015, Mr. Bell received a grant of up to a maximum of 125,000 performance stock units, which are subject to vesting upon the achievement of certain average closing prices of our stock over a period of time as well as time-based vesting, in each case is subject to Mr. Bell’s continued service to us. The amount reflected in the Stock Awards column for Mr. Bell includes $1,133,425, which represents the value of the performance stock units at the grant date based upon a Monte Carlo simulation model, in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the performance stock units reported in the Stock Awards column are set forth in Note 8 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The value of the award at the grant date assuming the highest average price threshold will be achieved was $1,776,250.

(8)	Mr. Gaglione joined the Company as our Executive Vice President, Internet of Things/Starfish on March 2, 2016, and became our Executive Vice President, Research and Development on July 18, 2016. The amount reported reflects Mr. Gaglione’s salary from the commencement of his employment through December 31, 2016.

(9)	Ms. Ildeniz became our Chief Operating Officer on July 18, 2016. The amount reported reflects Ms. Ildeniz’s salary from the commencement of her employment through December 31, 2016.

(10)	Includes reimbursement of commuting expenses, hotel accommodations and personal meals, and the cost of office fixtures.

2016 Equity Compensation for Named Executive Officers

In connection with Mr. Gaglione’s commencement of employment, Mr. Gaglione was granted stock options to purchase 120,000 shares which are subject to time-based vesting and 75,000 restricted stock units which are subject to time-based vesting.

In connection with Ms. Ildeniz’s commencement of employment, Ms. Ildeniz was granted stock options to purchase 120,000 shares which are subject to time-based vesting and 80,000 restricted stock units which are subject to time-based vesting. These grants to Ms. Ildeniz were inducement grants made outside of our 2012 equity incentive plan.

2017 Equity Compensation for Named Executive Officers

In March 2017, the Board of Directors or the Compensation Committee, as applicable, approved the grant of a mix of performance stock units and restricted stock units to our executive officers, including Mr. Bell, Mr. Gaglione and Ms. Ildeniz, subject to the executive’s continued service to us. Mr. Bell will receive an equity grant with a total grant value of $1,750,000, comprised of a mix of 50% restricted stock units and 50% performance stock units. Mr. Gaglione and Ms. Ildeniz will receive an equity grant with a total grant value of $850,000 and $400,000, respectively, comprised of a mix of 60% restricted stock units and 40% performance stock units. The restricted stock units will be subject to time-based vesting. The performance stock units will be subject to vesting upon the achievement of a specific corporate financial objective in 2017, as well as time-based vesting thereafter. The grants to Mr. Bell, Mr. Gaglione and Ms. Ildeniz will be granted in May 2017 and made pursuant to our 2012 Equity Incentive Plan, with the number of shares subject to each grant to be determined on the date of grant by dividing the applicable grant value by the average closing price of our common stock for the 30 consecutive trading days preceding the date of grant.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Michael Bell	78,125	171,875	(4)	$14.24	10/11/2025
						93,750	(5)	$1,247,813
									12,500	(6)	$166,375

Philippe Gaglione	—	120,000	(7)	13.94	04/10/2026
						75,000	(5)	998,250

Aysegul Ildeniz	—	120,000	(7)	13.42	08/09/2026
						80,000	(5)	1,064,800

(1)	Represents the fair market value of the unvested restricted stock units as of December 31, 2016 and assumes the fair market value of our common stock was $13.31 per share, the closing price of our common stock on December 31, 2016.

(2)	Represents unvested performance stock units granted to the named executive officer.

(3)	Represents the fair market value of the unvested performance stock units as of December 31, 2016 and assumes the fair market value of our common stock was $13.31 per share, the closing price of our common stock on December 31, 2016.

(4)	These stock options vest over a four-year period as follows: 25% of the shares of common stock underlying the options vest on the first anniversary of the date of hire and thereafter 1/48th of the shares of common stock underlying the options vest each month.

(5)	These restricted stock unit awards vest as follows: 25% of the shares subject to the award vest on the first anniversary of the date of grant and thereafter 1/16th of the shares subject to the award vest quarterly.

(6)	The amount reported reflects the performance stock units which become eligible to vest if the threshold performance goal is achieved. These performance stock units become eligible to vest if the average trading closing price of our common stock for 45 consecutive trading days after the grant date and prior to the three year anniversary of the grant date (the “average price threshold”) is equal to or greater than $20.00 per share. The performance stock units that become eligible to vest shall vest as to 1/3rd of the total number of such shares on the one-year anniversary of the grant date and as to an additional 1/12th of such shares in equal quarterly installments thereafter. Additional performance stock units held by such executive become eligible to vest upon the achievement of certain higher average price thresholds, as well as time-based vesting.

(7)	These stock options vest over a four-year period as follows: 25% of the shares of common stock underlying the options vest on the first anniversary of the date of grant and thereafter 1/48th of the shares of common stock underlying the options vest each month.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2016 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	6,837,691	(1)	$11.78	6,099,150	(3)
Equity compensation plans not approved by security holders	700,000	(4)	$14.24	—
Total	7,537,691		$12.22	6,099,150

(1)	Includes 2,530,178 shares subject to restricted stock units and 895,000 shares subject to performance stock units.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units and performance stock units have no exercise price.
(3)	Includes 554,890 shares of common stock that remain available for purchase under the 2012 Employee Stock Purchase Plan and 5,544,260 shares of common stock that remain available for purchase under our 2012 Equity Incentive Plan. Additionally, our 2012 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each nine calendar years during the term of the 2012 Equity Incentive Plan by the lesser of 4% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board of Directors. Similarly, on January 1 of each calendar year, the aggregate number of shares of our common stock reserved for issuance under our 2012 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31st (rounded down to the nearest whole share).
(4)	Includes (i) an option to purchase 250,000 shares, 125,000 shares subject to restricted stock unit and 125,000 shares subject to performance stock units granted to Mr. Bell as non-plan inducement awards pursuant to NYSE Rule 303A.08; and (ii) an option to purchase 120,000 shares and 80,000 shares subject to restricted stock units granted to Mr. Ildeniz as non-plan inducement awards pursuant to NYSE Rule 303A.08.

Employment Arrangements

We have entered into employment offer letters with each of the named executive officers in connection with his or her commencement of employment with us. With the exception of his own arrangement, each of these offer letters was negotiated on our behalf by our chief executive officer, with the oversight and approval of our Compensation Committee. The offer letter for our chief executive officer was negotiated on our behalf by our then-current chief executive officer and the chairman of the Compensation Committee, with the oversight and approval of our Board of Directors.

Typically, these offer letters provided for at-will employment and included the named executive officer’s initial base salary, an annual incentive bonus opportunity, and standard employee benefit plan participation. The offer letters also provided for a recommended stock option and restricted stock unit grant, and in the case of Mr. Bell a performance stock unit grant, to be submitted to our Board of Directors or our Compensation Committee for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. The offer letters for Mr. Gaglione and Ms. Ildeniz also provided for certain guaranteed bonus payments, and in the case of Ms. Ildeniz, guaranteed commission payments. These offers of employment were each subject to execution of our standard confidential information and invention assignment agreement.

In addition, each of our executive officers has also entered into arrangements which provide for certain payments and benefits in the event of certain terminations of employment, including a termination of employment following a change in control of our company. In certain cases these arrangements were included in the executive officer’s employment offer letter. For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to the named executive officers under these arrangements, see “—Potential Payments and Benefits upon Termination of Employment or Change in Control of Our Company” below.

Executive Severance and Change in Control Agreements

Each of the named executive officers is eligible to receive certain severance payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of our company, under our severance and change in control arrangements.

The estimated potential severance payments and benefits payable to each named executive officer in the event of termination of employment as of December 31, 2016, pursuant to his or her individual severance and change in control arrangement are described below.

The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to the named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the named executive officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested stock options that he or she held. For more information about the named executive officers outstanding equity awards as of December 31, 2016, see “—2016 Outstanding Equity Awards at Fiscal Year-End Table” above.

Along with the severance payments and benefits described in a named executive officer’s individual severance and change in control arrangement, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with those plans and policies.

Our approach for severance and change in control benefits provides for the payment of severance and other benefits to designated executive officers in the event of an involuntary termination of employment, including in certain situations upon, following, or in connection with a change in control of our company. Pursuant to the current terms and conditions of this approach, upon the execution of an appropriate release of claims and the continued obligations under certain restrictive covenants regarding confidentiality and non-solicitation, a participating executive officer would be entitled to receive the following payments and benefits.

In the event that any of the payments or benefits payable to designated executive officers would be subject to the excise tax imposed by Section 4999 of the Code, then those payments and benefits will be either (i) delivered in full or (ii) reduced so that no portion of the payments and benefits delivered would be subject to the excise tax, with first a pro rata reduction of cash payments subject to Section 409A of the Code as deferred compensation and cash payments not subject to Section 409A of the Code, and then pro rata cancellation of equity-based compensation subject to Section 409A of the Code as deferred compensation and equity-based compensation not subject to Section 409A of the Code, whichever of the foregoing amounts, after taking into account all relevant taxes, results in the greatest after-tax benefit to the executive officer.

Involuntary Termination of Employment

With respect to each of our named executive officers, in the event of an involuntary termination of employment (a termination of employment by us without “cause” or a “constructive termination” of employment), provided that the named executive officer executes our standard release of claims, the other named executive officers would be eligible to receive:

●	a cash payment equal to 12 months of his or her base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he or she would have earned for the year of termination;

●	reimbursement for continued employee welfare benefits for a period of 12 months; and

●	accelerated vesting of that number of shares of our common stock underlying any then-outstanding unvested stock options, restricted stock units, performance stock units, and any other unvested equity awards (to the extent that any applicable performance-based vesting conditions have been satisfied prior to the date of termination of employment) equal to the number of shares that would have vested if he or she had remained employed for 12 months after the date of termination.

Involuntary Termination of Employment in Connection with Change in Control

With respect to each of our named executive officers, in the event of an involuntary termination of employment (a termination of employment by us without “cause” or a “constructive termination” of employment) within the two-month period prior to or the 12-month period following a change in control of our company, provided that the named executive officer executes our standard release of claims, the named executive officer would be eligible to receive:

●	a cash payment equal to 12 months of his or her base salary as in effect as of the date of termination, and a pro rata portion of the actual bonus that he or she would have earned for the year of termination;

●	reimbursement for continued employee welfare benefits for a period of 12 months; and

●	accelerated vesting of 50% of the shares of our common stock underlying any then-outstanding unvested stock options, restricted stock units, performance stock units, and any other unvested equity awards (to the extent that any applicable performance-based vesting conditions have been satisfied prior to the date of termination of employment) if the change of control occurs within the first 12 months of the named executive officer’s employment with us, or accelerated vesting of 100% of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards (to the extent that any applicable performance-based vesting conditions have been satisfied prior to the date of termination of employment) if the change of control occurs after the first 12 months of the named executive officer’s employment with us.

In addition, an acquirer may require a three-month transition period for all participants before the severance payment or benefits would be made.

Potential Payments and Benefits Upon Termination of Employment or Change in Control of Our Company

The following table sets forth the potential (estimated) payments and benefits to which the named executive officers would have been entitled assuming termination of their employment as of December 31, 2016, as specified under their respective severance and change in control arrangement or offer letter, as applicable.

Triggering Event(1)	Michael Bell(2)	Phillipe Gaglione(3)	Aysegul Ildeniz(4)
Involuntary Termination of Employment
Base Salary	$525,000	$400,000	$400,000
Annual Cash Bonus	487,725	165,897	92,666
Annual Commission	—	—	90,959
Accelerated Vesting of Stock Options(5)	—	—	—
Accelerated Vesting of Restricted Stock	415,938	374,344	332,750
Accelerated Vesting of Performance Stock Units	—	—	—
Continued Employee Benefits	—	32,296	10,657
Total Value	$1,428,663	$972,537	$927,032

Triggering Event(1)	Michael Bell(2)	Phillipe Gaglione(3)	Aysegul Ildeniz(4)
Involuntary Termination of Employment in Connection With Change in Control
Base Salary	$525,000	$400,000	$400,000
Annual Cash Bonus	487,725	165,897	92,666
Annual Commission	—	—	90,959
Accelerated Vesting of Stock Options(5)	—	—	—
Accelerated Vesting of Restricted Stock	1,247,813	499,125	532,400
Accelerated Vesting of Performance Stock Units	—	—	—
Continued Employee Benefits	—	32,296	10,657
Total Value	$2,260,538	$1,097,318	$1,126,682

(1)	Assumes the date of termination of employment was December 31, 2016 and the fair market value of our common stock on December 31, 2016 was $13.31 per share.

(2)	For purposes of this analysis, Mr. Bell’s compensation is assumed to be as follows: base salary equal to $525,000, an annual target cash bonus of $525,000, outstanding unvested stock options covering 171,875 shares of our common stock, outstanding unvested restricted stock unit awards covering 93,750 shares of our common stock, and outstanding unvested performance stock units covering up to a maximum of 125,000 shares of our common stock with respect to which none of the performance-based vesting conditions were satisfied as of December 31, 2016.

(3)	For purposes of this analysis, Mr. Gaglione’s compensation is assumed to be as follows: base salary equal to $400,000, an annual target cash bonus of $200,000, outstanding unvested stock options covering 120,000 shares of our common stock and outstanding unvested restricted stock unit awards covering 75,000 shares of our common stock.

(4)	For purposes of this analysis, Ms. Ildeniz’s compensation is assumed to be as follows: base salary equal to $400,000, an annual target cash bonus of $200,000, an annual target commission of $200,000, outstanding unvested stock options covering 120,000 shares of our common stock and outstanding unvested restricted stock unit awards covering 80,000 shares of our common stock. Ms. Ildeniz’s commission for 2016 was guaranteed.

(5)	The value of accelerated vesting is calculated based on the fair market value of our common stock on December 31, 2016 of $13.31 per share less, if applicable, the exercise price of each outstanding, unvested stock option.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

Other than the director and executive officer compensation arrangements discussed above under “Proposal No. 1 Election of Directors–Director Compensation” and “Executive Compensation,” and except as described below, since January 1, 2016, we have not been a participant to any transaction in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, which we refer collectively refer to as related parties, had or will have a direct or indirect material interest, as may be required to be disclosed pursuant to Item 404 of Regulation S-K.

In 2013, Eric Dresselhuys, our former Executive Vice President, Global Sales and Development, was paid a recoverable advance of $133,000, which was to be offset by any commission earned under our sales incentive compensation plan, pursuant to a draw agreement. As of December 31, 2016, the outstanding balance of such advance was $106,000. In 2016, Mr. Dresselhuys earned a $400,000 commission. That commission, less $100,000 used to offset his outstanding balance, was paid to him in February 2017. The remainder of his advance was forgiven. Mr. Dresselhuys’ employment with us terminated in March 2017.

Review, Approval or Ratification of Transactions with Related Parties

The charter of our Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. The Audit Committee has not adopted a formal policy or procedure for review of, or standards for approval of, these transactions.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Silver Spring Networks under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Silver Spring Networks specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the year ended December 31, 2016. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Richard A. Simonson, Chair
Jonathan Schwartz
Peter Van Camp

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Silver Spring Networks’ bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Silver Spring Networks, Inc., 230 W. Tasman Drive, San Jose, California 95134, Attn: Corporate Secretary.

To be timely for the 2018 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Silver Spring Networks not earlier than 5:00 p.m. Pacific Time on February 9, 2018 and not later than 5:00 p.m. (Pacific Time) on March 11, 2018. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Silver Spring Networks’ bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2017 annual meeting must be received by us not later than December 15, 2017 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2016, other than with respect to a transaction by Mr. Kuhn, a director. Mr. Kuhn gifted 2,020 shares for no consideration on November 5, 2015. A Form 5 reporting the transaction was not filed. The transaction was reported on a Form 4 filed on May 25, 2016.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Silver Spring Networks, Inc.

230 W. Tasman Drive

San Jose, California 95134

The annual report on Form 10-K is also available on the Investor Relations section of our website, which is located at http://ir.ssni.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Silver Spring Networks stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of the 2016 annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 30170, College Station, TX, 77842.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the Annual Report on Form 10-K for the year ended December 31, 2016 and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, the Annual Report on Form 10-K for the year ended December 31, 2016 and other proxy materials, you may write or call our Investor Relations department at 230 W. Tasman Drive, San Jose, California 95134, Attn: Investor Relations, telephone number (669) 770-4333.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties wishing to communicate with our Board of Directors may write to our Board of Directors at Silver Spring Networks, Inc., Attn: Corporate Secretary, 230 W. Tasman Drive, San Jose, California 95134 or by email to CorporateSecretary@ssni.com. Our Corporate Secretary will forward these letters and emails directly to our Board of Directors. Stockholders may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to our Board of Directors any abusive, threatening or otherwise inappropriate materials.

OTHER MATTERS

The Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SILVER SPRING NETWORKS, INC. 230 WEST TASMAN DR. SAN JOSE, CA 95134

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ssni2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E24007-P89863	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SILVER SPRING NETWORKS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
1. Scott A. Lang
2. Warren M. Weiss
3. Thomas H. Werner

The Board of Directors recommends you vote FOR proposal 2:							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.						☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report on Form 10-K
are available at www.proxyvote.com.

E24008-P89863

SILVER SPRING NETWORKS, INC. Annual Meeting of Stockholders May 25, 2017 2:00 PM PDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Catriona M. Fallon and Richard S. Arnold, Jr., or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SILVER SPRING NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM PDT on May 25, 2017, at www.virtualshareholdermeeting.com/ssni2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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